Exhibit 10.2
8080 Norton Parkway
Mentor, OH 44060
Phone 440 534-6000

February 27, 2023

Francisco Melo
[Address]
[Address]
[Address]

Dear Francisco:

I am very pleased to offer you the position of President, Solutions Group, reporting directly to me. This is an Executive – Level 2 position effective April 1, 2023.

Specific details of our job offer are as follows:

Base Salary: Your annualized rate of pay will be €475,000 paid per local practice. Your next salary review will be April 1, 2024. Subsequent salary reviews will be conducted on April 1st of each year, or on another date designated by the Company for a given year.

Bonus: You will continue to be eligible to be considered under Avery Dennison’s annual incentive plan (“AIP”) to participate at a 60% of base salary opportunity level effective April 1, 2023, subject to applicable withholdings. The Annual Incentive Plan (AIP), including eligibility criteria, may change at any time, with or without notice, in accordance with applicable law or, if permissible under the law, at the discretion of the Company.

Long-Term Incentive (LTI): Under the Company’s executive incentive compensation program you will continue to be eligible to be considered for an annualized long-term incentive award with a value opportunity equivalent to approximately 180% of your base salary effective with the March 1, 2023 grant. This long-term incentive award can be delivered to you in equity and/or cash. The long term incentive program, including eligibility criteria, may be amended, suspended or terminated at any time, with or without notice, in accordance with applicable law and the applicable plan terms.

Executive Benefits: You will continue to be entitled to unlimited vacation. You will not accrue vacation while eligible for the unlimited use program. You will continue to be subject to the Avery Dennison Stock Ownership Policy at 3X base salary as described in the attached Policy. You will also be eligible for a severance payment based on the greater of (i) severance as determined in accordance with your home country policy and laws and (ii) severance under the Executive Severance Plan. Any payments required to be made pursuant to home/host country policy and laws upon separation of employment will be deducted from any payment made under the Executive Severance Plan.

Exhibit 10.2
If you have any questions, please let me know.

Please sign and date this offer letter below and return it to LeeAnn Prussak in Corporate Human Resources.

Sincerely,
/s/ Deon Stander
Deon Stander
President & COO

Attachments
Stock Ownership Policy
Severance Policy

cc: LeeAnn Prussak

Accepted by: Francisco Melo

Date: March 3, 2023